UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 SCHEDULE 14A Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. ) Filed by the Registrant  Filed by a Party other than the Registrant Check the appropriate box:  Preliminary Proxy Statement  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))  Definitive Proxy Statement  Definitive Additional Materials  Soliciting Material Under §240.14a-12 CME GROUP INC. (Name of Registrant as Specified In Its Charter) (Name of Person(s) Filing Proxy Statement, if other than the Registrant) Payment of Filing Fee (Check the appropriate box):  No fee required.  Fee paid previously with preliminary materials.  Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

CME GROUP INC. 20 SOUTH WACKER DRIVE CHICAGO, IL 60606 SUPPLEMENT TO THE PROXY STATEMENT FOR THE 2023 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 4, 2023 The following information relates to the proxy statement of CME Group Inc., dated March 17, 2023 (proxy statement), furnished to shareholders of the company in connection with the solicitation of proxies by the board of directors of CME Group for the 2023 annual meeting of shareholders and any adjournment or postponement thereof. The annual meeting will be held on Thursday, May 4, 2023 beginning at 10:00 a.m. Central Time in the auditorium at CME Group at the above address. This supplement should be read in conjunction with the proxy statement. To the extent that information in this supplement differs from or updates information contained in the proxy statement, the information in this supplement controls. This supplement does not change or update any of the other information contained in the proxy statement. Page references are to the proxy statement. Item 1 – Election of Equity Directors At the 2023 annual meeting, our shareholders will vote on the election of seventeen directors that we refer to as “Equity directors.” The Board of Directors Recommends that Shareholders Vote “FOR” All of the Equity Director Nominees. Institutional Shareholder Services (ISS) is recommending that shareholders vote against the members of the compensation committee (Timothy Bitsberger, Charles Carey, Daniel Glickman, Terry Savage and Rahael Seifu) due to ISS’ view that the compensation committee was limited in its responsiveness to the low support of last year’s non-binding advisory vote on the compensation of our named executive officers, or the “Say- on-Pay” proposal. As discussed below in connection with Item 3, we believe the compensation committee has been responsive to the special circumstances that drove the low support and that shareholders should vote FOR all of the members of the compensation committee and FOR the approval of the Say-on-Pay proposal under Item 3. ISS is also recommending that shareholders vote against the chair of the nominating and governance committee (Phyllis Lockett) due to the election rights of our Class B shareholders, which provide the Class B shareholders with the right to elect six directors to our board of directors. We do not believe a vote against the chair of the nominating and governance committee is warranted and recommend that shareholders vote FOR Ms. Lockett. As stated by ISS, “dual class share structures have been traditionally used to protect newly public companies from hostile takeovers or other forms of interference. Such arrangements typically gave founders disproportionate control over the company through supervoting shares that command multiple votes, as opposed to publicly held common shares, which usually have one vote per share or sometimes no voting power at all.” This is not the case, however, for the election rights of the Class B shareholders of CME Group. The election rights of the Class B shareholders were provided in 2000 in connection with the demutualization of the Chicago Mercantile Exchange, our initial exchange. Prior to its demutualization and transition to a for-profit company, Chicago Mercantile Exchange was run and operated by the members of the organization. The demutualization transactions required approval of the members by the affirmative vote of at least two-thirds. With the exception of the matters reserved to holders of Class B common stock, holders of our Class A and Class B common stock vote together on all matters for which a vote of common stockholders is required. The matters reserved to the Class B shareholders are limited to the rights to elect six individuals to the board and the right to vote on matters relating to the following “Core Rights” as set forth in the CME Group Certificate of Incorporation: • the divisional product allocation rules applicable to each membership class as set forth in the rules of the Chicago Mercantile Exchange;

• the trading floor access rights and privileges granted to members of the Chicago Mercantile Exchange; • the number of authorized and issued shares of any class of Class B Common Stock; or • the eligibility requirements for any person to exercise any of the trading rights or privileges of members in the Chicago Mercantile Exchange. While the board recognizes that a single class of directors would enhance the company’s corporate structure, the election rights of the Class B shareholders do not provide the protectionist voting power that are the basis for ISS’ position. Additionally, while ISS notes that the company has experienced significantly low voter turnout from its Class B shareholders resulting in the lack of a quorum in prior director elections, the company has taken measures to address this by engaging Broadridge, as our Inspector of Election, to facilitate voting over the phone. Nominees for our Class B shareholders also engage with shareholders in their class with written communications that are filed with the SEC and distributed to such shareholders as well as verbal solicitations. As described in the proxy statement (See page 33), in deciding whether to eliminate the election rights of Class B shareholders, we would need to balance the value of the consideration that may be necessary to put forward a successful proposal and to engage such Class B shareholders to participate in the voting process on the one hand, and the cost savings associated with a smaller board and the other benefits to the company as a whole, including the interests of the Class A shareholders, on the other hand. As ISS acknowledges, the company has attempted twice in the last ten years (2014 and 2018) to address the election rights of the Class B shareholders without success. Additionally, beginning with the 2021 annual meeting, the nominees for Class B directors are nominated by our independent nominating and governance committee. We plan to continue to engage with our shareholders regarding our governance practices as part of our regular outreach efforts, including our dialogue regarding the election rights of our Class B shareholders and the operation and effectiveness of our board. Based on conversations in our prior engagements, we do not believe a vote against the chair of the nominating and governance committee is warranted, and we respectfully disagree with the recommendations of ISS. Based on the foregoing, we respectfully disagree with the recommendations of ISS and the board strongly recommends that shareholders vote FOR all of the Equity directors under ITEM 1. Item 3 – Approval, by Advisory Vote, of the Compensation of our Named Executive Officers (Say-on- Pay) At the 2023 annual meeting, our shareholders will vote on whether to approve, in a non-binding advisory vote, the Say-on-Pay proposal. The Board of Directors Recommends that Shareholders Vote “FOR” the Advisory Proposal on the Compensation of our Named Executive Officers. Response to the Say-on-Pay Proposal at the 2022 Annual Meeting of Shareholders Our compensation committee and our board take the results of the vote on our Say-on-Pay proposals very seriously. They were disappointed to receive the low support at the 2022 annual meeting on our 2021 executive compensation program and policies for our named executive officers and made it a priority during this year’s shareholder outreach efforts to better understand and respond to the primary drivers for the low support, which is further described in the proxy statement (See page 54). The results of such engagements identified the special one-time $5 million cash bonus (Special Bonus) paid to our Chairman and Chief Executive Officer as the principal basis for the low support.

During such conversations, feedback received on the Special Bonus included preferences for: • Pre-established goals; • Retention or vesting conditions; and • A clawback or repayment obligation. During such engagement conversations, shareholders did not signal concerns regarding the overall design of our compensation program. We did receive feedback for potential enhancements on certain aspects. However, we understood that in most cases such matters were not the driver for the negative votes on the Say-on-Pay Proposal, which is demonstrated by the strong support of our Say-on-Pay Proposals in recent years: (90% (2021), 93% (2020) and 94% (2019)). ISS and Glass Lewis are recommending that shareholders vote against the Say-on-Pay proposal at the 2023 annual meeting primarily because they do not believe the compensation committee has been sufficiently responsive to the low approval of our Say-on-Pay proposal from our 2022 annual meeting. ISS has also recommended that shareholders vote against members of our compensation committee. We respectfully disagree with the recommendations of ISS and Glass Lewis. We believe the compensation committee has been responsive to the low approval and that shareholders should vote FOR all members of the compensation committee and FOR Item 3. • We would like to clarify that meetings were held with EVERY investor who accepted our invitation to engage, and ALL requests for participation at the board level were accommodated. Following our 2022 annual meeting, the company targeted its top 50 investors representing approximately 60% of our shares (representing approximately 75% of the shares voted at the annual meeting) to understand their feedback regarding the low support of the Say-on-Pay proposal. In such communication, the company offered to schedule time with members of the board, including the Lead Director and the chair of the compensation committee. In response to our invitation, only one investor requested participation at the board level. • The shareholders we spoke to indicated the primary reason they voted against our Say-on-Pay proposal was due to the payment of the Special Bonus. In the years prior to the 2022 vote on our Say-on-Pay proposal, the company received overwhelming support (90% (2021), 93% (2020) and 94% (2019)), demonstrating that shareholders were not concerned about, and generally approved of, our pay-for- performance philosophy, as well as the overall design of our compensation program absent the payment of the Special Bonus. • The decision to award the Special Bonus was based on the unique circumstances at the time. As noted in the proxy statement, the committee and the board do not expect to make such payments in the ordinary course and did not in fact make any such payments following the Special Bonus. The committee considered whether it would be appropriate to make a formal commitment to not make any similar payments for a specified period of time. It determined that it was not in the interests of the company and its shareholders to make a formal commitment limiting the ability of the compensation committee to use its discretion relating to the design and effectiveness of the compensation program. The committee did undertake that if such circumstances were to arise relating to a cash payment outside the established compensation program, the committee and the board would carefully consider the feedback received regarding the design of any such payment (See page 55). We do not believe that the lack of a formal commitment means the committee has not been responsive and that any future decisions of the committee should be judged based on the particular facts and circumstances as set forth in that particular Say-on-Pay proposal. • The compensation committee will continue to apply sound judgment when extraordinary, unforeseen situations arise and is committed to taking appropriate actions that are aligned with the best interests of the company’s shareholders and taking into consideration the feedback received from the company’s extensive outreach efforts. • The company enhanced its disclosure regarding its process for setting its cash earnings for its annual bonus plan (See page 63) based on feedback received.

• The compensation committee also undertook to engage with management and its independent compensation consultant to discuss performance metrics in advance of our next annual grant made in September 2023 (See page 55) with the goal of ensuring ongoing performance metrics are aligned with longer term measures of success. During our engagements, we provided background on the design of our Long-term Incentive Plan (LTIP). We highlighted that the LTIP previously included a second metric — growth in net income margin as compared to the diversified financial service index of the S&P 500 (NIMG). This additional metric was used for performance shares granted from 2014 to 2017. Beginning with the grant made in 2018, we discontinued the use of such metric because the compensation committee believed in part that the metric had served the purpose of incenting performance and the company was performing near the top of the peer group. Another consideration was that the company had completed its merger with NEX Group plc in November 2018, which complicated the calculation of NIMG. At the time of the change in the LTIP, the company added a secondary performance measure to the annual bonus for the 2019, 2020 and 2021 plan years designed to motivate the achievement of our publicly communicated run rate cost synergies related to the acquisition of NEX Group. Disclosure regarding the committee’s analysis of the LTIP and the related feedback from our investors will be included in the company’s 2024 proxy statement. As previously stated, after engagement with shareholders who responded to our extensive outreach efforts, we understand the primary driver of the low support of our prior Say-on-Pay Proposal to be the Special Bonus. No bonuses were awarded in 2022 outside our established compensation program. The compensation committee and the board have stated that they do not expect to make any such payment in the future, and, in the event that such a payment is contemplated, they will take into account the feedback received during our shareholder engagements. We have enhanced our disclosure regarding our process for setting our annual cash earnings target and will evaluate the design of our LTIP. We believe this demonstrates the compensation committee’s responsiveness to our shareholders. 2022 Compensation for our Chief Executive Officer ISS also notes that Mr. Duffy’s total pay remained elevated largely due to the increase in his base salary from $1.5 million to $2 million, which is significantly higher than the median salary of ISS’ peer CEOs. The new base salary had the effect of also increasing Mr. Duffy’s annual and long-term incentives that are targeted to a percentage of his base salary. In approving the base salary increase, the board and the compensation committee were focused on the goal of rewarding, engaging and retaining Mr. Duffy. In approving the revised employment agreement for Mr. Duffy with the increase in salary, the compensation committee considered advice from its independent compensation consultant, which included how Mr. Duffy’s compensation compared to the company’s peer group. After consideration, the ultimate decision of the compensation committee and the board was that entering into the revised employment agreement with Mr. Duffy upon the current terms and conditions was in the best interests of the company in rewarding Mr. Duffy and ensuring his continued engagement with and leadership of the organization. The compensation committee and the board recognize Mr. Duffy’s contributions and leadership of the organization. Mr. Duffy brings to his current role strategic leadership and deep knowledge of our business and industry. His career includes steering CME to demutualize and go public, leading multiple mergers and acquisitions and conveying the company’s knowledge and views before numerous Congressional committees with respect to issues of importance to Congress, the company and industry over many years. ISS also raised concerns that our relative Total Shareholder Return (TSR) metric under our LTIP targets median performance. In response, we note that at the time the compensation committee approved the design of the LTIP for the September 2022 grant, relevant benchmarking data showed that using median TSR performance for a target payout was the predominant market practice. Our board and compensation committee understand that our institutional investors utilize the recommendations of ISS in varied ways. At the request of the Lead Director and the chairs of the compensation committee and the nominating and governance committee, the company reached out to ISS to schedule a verbal engagement, including participation at the board level. The goal of such engagement was to discuss the key drivers of ISS’ recommendation against the members of the compensation committee as well as to discuss what steps the company could take in response. For example, whether a type of commitment regarding not making any future cash bonus payments outside of the company’s established compensation program would have caused ISS to change their recommendation to a vote FOR all members of the company’s compensation committee. At this time, we will continue to request to engage with ISS following this filing as well as continue our outreach to our investors. We believe the information provided in the proxy statement and this Supplement demonstrates the responsiveness of our compensation committee resulting in a vote FOR their election. Based on the foregoing, we respectfully disagree with the recommendations of ISS and Glass Lewis, and the board strongly recommends that shareholders vote FOR Item 3, our Say-on-Pay resolution, and FOR all members of the compensation committee under ITEM 1.